As filed with the Securities and Exchange Commission on December 4, 1998

                                                  Registration No. 333-56775
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                          ----------------------------


                               Amendment No. 2 to
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               GARDENBURGER, INC.
             (Exact name of registrant as specified in its charter)

                                     OREGON
         (State or other jurisdiction of incorporation or organization)

                                   93-0886359
                      (I.R.S. Employer Identification No.)

                        1411 S.W. Morrison St., Suite 400
                             Portland, Oregon 97205
                                 (503) 205-1500
               (Address, including zip code, and telephone number
        including area code, of registrant's principal executive offices)

                                Richard C. Dietz
   Executive Vice President, Chief Financial Officer, Treasurer and Secretary
                        1411 S.W. Morrison St., Suite 400
                             Portland, Oregon 97205
                                 (503) 205-1500
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                        Copies of all correspondence to:

                              Mary Ann Frantz, Esq.
                    Miller, Nash, Wiener, Hager & Carlsen LLP
                              111 S.W. Fifth Avenue
                             Portland, Oregon 97204
                                 (503) 224-5858

         Approximate date of commencement of proposed sale to public: From time to time after this Registration Statement becomes effective.

                          ----------------------------

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
____________________________.

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]____________________________.

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                           --------------------------

                         CALCULATION OF REGISTRATION FEE


------------------------------- ------------------ ---------------------- ------------------------- ------------------
Title of shares to be           Additional         Proposed maximum       Proposed maximum          Amount of
registered                      amount to be       offering price per     aggregate offering price  registration fee
                                registered (1)     unit (2)
------------------------------- ------------------ ---------------------- ------------------------- ------------------

Common Stock,                   90,000 shares             $10.375                 $933,750              $ 259.59
no par value
------------------------------- ------------------ ---------------------- ------------------------- ------------------

(1) The Registrant previously registered 1,315,789 shares (reduced to 1,162,790 shares as a result of elimination of a possible reduction in the conversion price for the shares) for a fee of $4,425 in its initial filing on June 12, 1998.

(2) Estimated solely for the purpose of computing the registration fee required by Section 6(b) of the Securities Act of 1933 and computed pursuant to Rule 457(c) under the Securities Act based on the average of the high and low sale prices of the Common Stock on December 2, 1998, as reported on the Nasdaq National Market.


                          -----------------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

------------------------------------------------------------------------------

PROSPECTUS
                               GARDENBURGER, INC.

                                1,252,790 SHARES

                                  COMMON STOCK


         Gardenburger, Inc. (the "Company") is registering for resale up to 1,252,790 shares (together with the additional shares that may be issued pursuant to anti-dilution provisions as discussed herein, the "Shares") of its common stock, no par value (the "Common Stock"), of which 1,162,790 Shares may be issued upon the conversion of the Company's 7% Convertible Senior Subordinated Notes (the "Notes") held by Dresdner Kleinwort Benson Private Equity Partners LP (the "Selling Shareholder"), 40,974 Shares have been issued by the Company to the Selling Shareholder in payment of accrued interest payable on the Notes on September 30, 1998, and 49,026 Shares may, at the election of the Company, be issued in the future in payment of accrued interest payable on the Notes. The Notes were issued by the Company in a private placement. See "Selling Shareholder." Additional shares that may become issuable as a result of the anti-dilution provisions of the Notes are also offered hereby pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act").


         The Company will not receive any of the proceeds from the sale of the Shares offered hereby (the "Offering"). However, the conversion of all of the outstanding Notes into Common Stock would result in the cancellation of debt in the aggregate principal amount of $15,000,000. There can be no assurance that all or any part of the Notes will be converted into shares of Common Stock.

         The Selling Shareholder will pay all sales commissions and similar expenses related to the sale of the Shares offered hereby. The Company will pay all expenses related to the registration of the Shares pursuant to the Registration Statement of which this Prospectus is a part.

         The Shares offered hereby may be sold from time to time in transactions (which may include block transactions) on The Nasdaq Stock Market at the market prices then prevailing. Sales of the Shares may also be made through negotiated transactions or otherwise. The Selling Shareholder and the brokers and dealers through which sales of the Shares may be made may be deemed to be "underwriters" within the meaning set forth in the Securities Act, and their commissions and discounts and other compensation may be deemed to be underwriters' compensation. See "Plan of Distribution."


         The Common Stock is quoted on the National Market tier of The Nasdaq Stock Market under the symbol "GBUR". The last reported sales price of the Common Stock on December 2, 1998, was $10.25 per share.


         THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

================================================================================
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
================================================================================


                  The date of this Prospectus is December ___, 1998.

         No person has been authorized in connection with this offering to give any information or to make any representation not contained or incorporated by reference in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company, the Selling Shareholder or any other person. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, any securities other than those to which it relates, nor does it constitute an offer to sell or a solicitation of an offer to purchase by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

                              AVAILABLE INFORMATION


         The Company files annual, quarterly and current reports, proxy statements, and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any reports, statements, and other information we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549; and its regional offices at 500 West Madison Street, Chicago, Illinois 60661; and 7 World Trade Center, New York, New York 10048. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC internet site (http://www.sec.gov).


         The Company has filed with the SEC a Registration Statement on Form S-3 (No. 333-56775) (the "Registration Statement") under the Securities Act with respect to the Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement or the exhibits thereto. As permitted by the rules and regulations of the SEC, this Prospectus omits certain information contained or incorporated by reference in the Registration Statement. For further information, reference is hereby made to the Registration Statement and exhibits thereto, copies of which may be read or obtained as described above.

         The Company furnishes Annual Reports to its shareholders that contain financial statements which have been examined and reported upon, with an opinion expressed by, its independent certified public accountants.

                      INFORMATION INCORPORATED BY REFERENCE

         The following documents filed by the Company with the SEC pursuant to the Securities Exchange Act of 1934 (the "Exchange Act") are incorporated herein by reference:

(1) Registration Statement on Form 8-A dated June 23, 1992, as supplemented by the description of the Company's Common Stock contained in Exhibit 99 to its Quarterly Report on Form 10-Q for the quarter ended March 31, 1998;


(2) Annual Report on Form 10-K for the year ended December 31, 1997, as amended by Amendment No. 1 dated July 29, 1998, and Amendment No. 2 dated December 3, 1998;

(3) Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, as amended by Amendment No. 1 dated July 29, 1998;

(4)      Quarterly Report on Form 10-Q for the quarter ended June 30, 1998;

(5)      Quarterly Report on Form 10-Q for the quarter ended September 30, 1998;
         and

(6)      Current Report on Form 8-K dated February 3, 1998.

         All documents filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof shall hereby be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. See "Available Information." Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document incorporated or deemed to be incorporated herein by reference modifies or supersedes such statement. Any statement contained herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in any subsequently filed document incorporated or deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


         THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT INCLUDED HEREIN OR DELIVERED HEREWITH. COPIES OF THESE DOCUMENTS (EXCLUDING EXHIBITS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE INFORMATION INCORPORATED HEREIN) WILL BE PROVIDED BY FIRST CLASS MAIL AT NO COST TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST BY SUCH PERSON TO AMANDA COLE, INVESTOR RELATIONS, GARDENBURGER, INC., 1411 S.W. MORRISON STREET, SUITE 400, PORTLAND, OREGON 97205, (503) 205-1500.


                              CAUTIONARY STATEMENT

         THIS PROSPECTUS, AS WELL AS INFORMATION INCORPORATED BY REFERENCE HEREIN, CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE, OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM HISTORICAL RESULTS OR FROM ANY FUTURE RESULTS, PERFORMANCE, OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY THE FORWARD-LOOKING STATEMENTS. IN ADDITION TO STATEMENTS THAT EXPLICITLY DESCRIBE SUCH RISKS AND UNCERTAINTIES, READERS SHOULD CONSIDER STATEMENTS LABELED WITH THE TERMS "BELIEVES," "BELIEF," "EXPECTS," "INTENDS," "ANTICIPATES" OR "PLANS" TO BE UNCERTAIN AND FORWARD-LOOKING. IMPORTANT RISKS THAT COULD CAUSE ACTUAL RESULTS, PERFORMANCE, OR ACHIEVEMENTS TO DIFFER FROM THOSE EXPRESSED OR IMPLIED BY THE FORWARD-LOOKING STATEMENTS INCLUDE THOSE DESCRIBED BELOW AND THOSE DESCRIBED IN THE COMPANY'S REPORTS FILED WITH THE SEC. SEE "AVAILABLE INFORMATION." GIVEN THESE RISKS AND UNCERTAINTIES, INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE FORWARD-LOOKING STATEMENTS.

                                  RISK FACTORS

         SALES INCREASES MAY NOT BE SUSTAINABLE. Beginning in April 1998, the Company embarked on a major national television and print advertising campaign to increase consumer awareness of its products. The Company spent $4 million on print advertising and $10 million on television advertising (excluding agency fees) in the first nine months of 1998, compared to $3.8 million spent solely on print advertising during 1997. The Company's television spots ended in September 1998. Although the Company experienced a 103% increase in net sales in the third quarter of 1998 compared to the same period in the prior year, consumer demand may not continue to increase or may even decline without renewed television advertising. Also, the Company's third quarter net sales were positively affected by coupon promotions. Consumers may not try or continue to purchase the Company's products without the added incentive of cents-off coupons.

         The Company plans to introduce a new coupon promotion at the beginning of 1999, followed by a renewed television advertising campaign commencing in the spring of 1999. Although the Company's 1998 advertising efforts resulted in substantially increased net sales, there can be no assurance that this trend can be sustained or that the Company can maintain net sales at current levels. If the Company's net sales levels begin to decrease, grocery stores may reduce the amount of shelf space allocated to the Company's products, thereby further increasing the difficulty of maintaining sales levels.

         PRODUCT CONCENTRATION. The Company's net sales are attributable almost entirely to the Gardenburger(R) veggie burger. If demand for the Gardenburger(R) veggie burger declines or does not increase at the rate currently anticipated, whether as a result of competition, lower consumer demand or other unforeseen events, the Company's business will be adversely affected to a greater degree than if it had multiple product lines.

         CHANGING CONSUMER PREFERENCES. Consumer demand for the Company's veggie burgers depends on continuation of the current trends of health awareness, emphasis on a reduced fat diet and consumption of less red meat, as well as safety concerns associated with red and white meat, such as e. Coli and salmonella poisoning. Also, consumers may find other meat replacement products more appealing than the veggie burger. The development of processes to reduce the risks associated with eating meat, such as the irradiation of red meat, or further development of low fat red or white meat products, may reduce demand for meat replacement products. As a result, demand for the Company's products may be affected by changes in consumer preferences, which often occur rapidly without warning. Failure to anticipate and respond to changes in consumer preferences could lead to lower net sales, excess inventories, lower margins and allocation of less shelf space at grocery stores.

         RISKS ASSOCIATED WITH MANAGING A GROWING BUSINESS. The Company has rapidly expanded its business in the past several years and intends to continue to grow rapidly. This growth will continue to place significant demands on the Company's management, administrative, operating and financial resources. The Company's future performance and profitability will depend in large part on its ability to execute its growth strategy, attract and retain additional qualified management and other key personnel, successfully implement enhancements to its management information systems and adapt those systems, as necessary, to respond to expansion of its business.

         CONCENTRATION OF MANUFACTURING CAPACITY. The Company commenced operations at its new Utah facility during the first quarter of 1998. This facility is expected to handle a substantial portion of the Company's production during 1999. A significant disruption in the facility's production capacity could occur as a result of fire, power outages, severe weather, other natural disasters, regulatory actions, work stoppages or other factors. If this happened, the Company would be unable to manufacture its products at planned levels. If Gardenburger(R) veggie burgers became less available, consumers may switch to another brand of veggie burger and grocery stores may reclaim shelf space allocated to the Company's products.

         COMPETITION. The market for veggie burgers and other meat alternative products is highly competitive. Competitors may introduce meat alternative products that consumers find tastier, healthier or otherwise more appealing than the Gardenburger(R) veggie burger. The Company also may experience competitive pressures that may adversely affect its ability to maintain premium pricing. One or more major food companies, all of which have substantially greater financial resources and marketing experience than the Company, may introduce products that compete with the Gardenburger(R) veggie burger or acquire one of the Company's existing competitors. The Company's products also compete with low fat meat products and frozen, mass produced low calorie/low fat entrees. These products are produced by large companies with substantially greater financial resources and marketing experience than the Company. Increased competition by existing or future competitors could result in reductions in sales or prices of the Company's products, which could have a material adverse effect on the Company's business, results of operations and financial condition.

         PRODUCT LIABILITY. The Company's business involves the preparation and processing of food products. The Company has from time to time received complaints and claims from consumers regarding ill effects allegedly caused by its products. While these claims have not resulted in any material liability to date, there can be no assurance that future claims will not be made or that they will not result in adverse publicity for the Company or monetary damages, either of which could have a material adverse effect upon the Company's business, results of operations and financial condition. The Company currently maintains $2 million of product liability insurance coverage and $20 million of general umbrella coverage, but there can be no assurance that this coverage will be sufficient to cover the cost of defense or related damages in the event of a significant product liability claim.

         DEPENDENCE ON KEY PERSONNEL. The Company's success depends upon the continued service of Lyle G. Hubbard, its President and Chief Executive Officer, and the other members of management. The loss of the services of any of these people could have a material adverse effect on the Company. Furthermore, the Company is dependent on its ability to identify, recruit and retain other key personnel. Competition for qualified employees is intense, and the Company may not be successful in its efforts. The Company currently does not carry key person insurance on any of its personnel.

         DEPENDENCE ON FOOD BROKERS AND DISTRIBUTORS. The Company depends on independent food brokers and distributors, who act as intermediaries in all of the Company's distribution channels. The Company could experience a substantial decline in net sales if one or more of the Company's food brokers or distributors were to discontinue handling the Company's products, go out of business or decide to emphasize distributing products of the Company's competitors.

         GOVERNMENT REGULATION. The manufacturing, packaging, storage, distribution and labeling of food products are subject to extensive federal and state laws and regulations. Regulators have broad powers to protect public health, including the power to inspect the Company's products and facilities, to order the shutdown of a facility or to seize or suspend delivery of the Company's products and order a recall of previously shipped products, as well as the power to impose substantial fines and seek criminal sanctions. Negative publicity may result if regulators take any of the foregoing actions against the Company, and negative publicity is likely to cause decreased demand for the Company's products. Also, there is increasing public concern over the safety of food products, which may result in additional laws or regulations or more stringent interpretations of current laws or regulations relating to food. This could substantially increase the Company's cost of doing business and, therefore, adversely affect the Company's business, results of operations and financial condition.

         HISTORY OF OPERATING LOSSES; WORKING CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FUNDING. In 1997 and through the first nine months of 1998, the Company incurred significant operating and net losses due largely to its efforts to penetrate the retail grocery channel and to mainstream its veggie burger products through extensive advertising. The Company may also incur losses in 1999 and thereafter as it seeks to execute its growth strategy. The continued growth of the Company's business will require significant additional working capital, particularly to support the Company's planned advertising campaigns and expected higher levels of inventory and accounts receivable. In recent periods, the Company has generated significant negative cash flow from operations and may continue to do so. Although the Company has approximately $20 million in revolving lines of credit, amounts available for borrowing thereunder may be insufficient to support the Company's increased working capital needs. If this were to occur, the Company would need to seek additional debt or equity capital, which may not be available at all or, if available, may not be on acceptable terms. If adequate funds are not available on acceptable terms, the Company may be required to scale back its planned growth and may be unable to redeem the Notes at such time as it may be required to do so.

         FLUCTUATIONS IN OPERATING RESULTS; SEASONALITY. The Company experiences significant quarterly fluctuations in its net sales due to seasonal changes in product demand, with net sales historically higher in the second and third quarters and lower in the first and fourth quarters. The Company expects these seasonal trends to continue for the foreseeable future. A significant portion of the Company's operating expenses are relatively fixed and the timing of planned increases in operating expenses, including advertising, is based in large part on the Company's forecasts of future sales. If net sales begin to fall below expectations, the adverse effect on operating results will be magnified if the Company is unable to adjust expenses quickly enough to compensate for the net sales shortfall.

         YEAR 2000. Although the Company believes that it has identified and developed plans to address internal Year 2000 issues, unexpected problems will likely arise. As with most businesses, the Company will also be at risk from Year 2000 failures in the systems of its customers, suppliers or transporters as well as external infrastructure failures that could arise from Year 2000 failures. Any such failure could materially and adversely affect the Company's business, results of operations and financial condition.

         LIMITED PROTECTION OF INTELLECTUAL PROPERTY. The Gardenburger(R) trademark and the Company's other trademarks are important to its continued success. Although the Company aggressively takes steps to protect its rights in these trademarks, including obtaining registration of the trademarks in the United States and other countries, third parties may infringe or misappropriate the Company's trademarks. The Company might then be required to incur substantial costs to protect its trademarks or lose its rights in those trademarks. The Company does not hold any patents covering its recipes or production methods and, therefore, can only protect them as trade secrets. Some or all of these trade secrets could be obtained by others or could enter the public domain, which could place the Company at a competitive disadvantage.

         VOLATILITY OF STOCK PRICE. The market price of the Common Stock has been and will likely continue to be subject to significant fluctuations in response to variations in quarterly operating results, announcements concerning the Company or its competitors, the introduction of new products or changes in product pricing policies by the Company or its competitors or changes in earnings estimates by analysts. In addition, the stock markets have experienced extreme price and volume volatility in recent periods, which has had a substantial effect on the market prices of securities of many small public companies for reasons frequently unrelated to their operating performance.

         ABSENCE OF DIVIDENDS. The Company does not intend to pay cash dividends on its Common Stock for the foreseeable future. Under the terms of the Note Purchase Agreement relating to the Notes, the Company may not pay cash dividends without the consent of the holders of the Notes as long as at least $5,000,000 in principal amount of the Notes remain outstanding and the Selling Shareholder or its affiliates continue to own at least a majority of the then outstanding principal amount of the Notes. See "Selling Shareholder."

         ANTI-TAKEOVER CONSIDERATIONS. Oregon corporate law contains provisions that could make it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, control of the Company without the approval of its Board of Directors. The Company's Articles of Incorporation contain provisions designed to prevent sudden changes in the composition of the Board of Directors and authorize the Board of Directors to issue shares of Preferred Stock in the future without shareholder action. The Company has in effect a Rights Agreement which provides for the future issuance of shares of Series A Junior Participating Preferred Stock upon the occurrence of certain events affecting the control of the Company. The holders of the Notes have the right to require redemption of the Notes upon a Change of Control or Management Change of the Company (as defined in the Note Purchase Agreement). The matters discussed above may have the effect of delaying or preventing a change of control of the Company, may discourage offers for the Company's Common Stock at a premium and may adversely affect the market price of, and the voting rights of the holders of, the Common Stock.

         SHARES ELIGIBLE FOR FUTURE SALE; DILUTION. This Prospectus relates to the offering for sale of up to 1,252,790 shares of Common Stock that may be issued upon conversion of, or in payment of interest on, the Notes. At November 1, 1998, the Company had outstanding 8,707,774 shares of Common Stock, all of which are eligible for sale in the open market (as to the 995,328 shares held by affiliates of the Company, in compliance with Rule 144), and 2,729,167 shares of Common Stock reserved for issuance upon exercise of outstanding options, which have been or will be registered under the Securities Act and, therefore, will be freely tradable (as to options held by executive officers and directors, in compliance with Rule 144). Sales, including block sales, of a significant number of shares of Common Stock, or the potential for such sales, could have a material adverse effect on the prevailing market price for the Common Stock, particularly due to the limited public float of the Common Stock on the Nasdaq National Market.

         The Notes held by the Selling Shareholder may be converted at any time, or from time to time, into Common Stock at an initial conversion price of $12.90 per share. Conversion of the Notes may cause the interests of shareholders in the Company to be diluted, possibly significantly. If the market price of the Common Stock rises, the dilutive effect of conversion will increase. See "Selling Shareholder."

         CONTROL BY EXISTING SHAREHOLDERS. Paul F. Wenner, Chief Creative Officer and a Director of the Company, has beneficial ownership of 1,982,383 shares of the Company's Common Stock, or 20.3% of the outstanding Common Stock, which includes 1,036,240 shares issuable upon exercise of currently exercisable options. In addition, the Selling Shareholder is the beneficial owner of 1,203,764 shares of Common Stock, or 12.2% of the outstanding Common Stock, including the 1,162,790 shares issuable upon conversion of the Notes. As a result of this significant beneficial ownership by Mr. Wenner and the Selling Shareholder, as well as the Selling Shareholder's right to designate a nominee to the Board of Directors, each of Mr. Wenner and the Selling Shareholder may exercise substantial influence over the Company's affairs, including the election of directors and any significant corporate transactions. Such concentration of ownership may enable management to delay or hinder a change in control of the Company and may discourage third parties from attempting to acquire such control without first soliciting the consents of Mr. Wenner and the Selling Shareholder.

                                   THE COMPANY

         Gardenburger, Inc., is the leading producer and marketer of branded veggie burgers, with substantial market share across multiple distribution channels. The Company's Gardenburger(R) product line, featuring the grain-based original Gardenburger(R) veggie burger, is the number one national brand in the retail grocery, food service, club stores and natural foods channels of distribution. In 1998, the Company began an aggressive national television advertising campaign with the goal of branding the meat alternative category with the Gardenburger(R) name and converting the veggie burger from a niche health food product into a mainstream consumer product.

         Sales to the retail grocery channel represented 56% of the Company's net sales for the first nine months of 1998 as a result of distribution of Gardenburger(R) veggie burgers to more than 30,000 grocery stores. The Company's products are also distributed to more than 35,000 food service outlets, including several national restaurant chains and smaller local outlets, as well as to club stores with over 600 locations and more than 4,000 natural food stores.

         The Company was incorporated in Oregon in 1985. Its principal executive offices are located at 1411 S.W. Morrison Street, Suite 400, Portland, Oregon 97205, and its telephone number is (503) 205-1500.

                               SELLING SHAREHOLDER


         The Selling Shareholder is Dresdner Kleinwort Benson Private Equity Partners LP, the holder of the Notes. All of the Shares that may be acquired by the Selling Shareholder upon conversion of the Notes, as well as up to 90,000 Shares that have been or may be issued in payment of interest payable on the Notes, are being registered pursuant to the Registration Statement of which this Prospectus forms a part, and are being offered hereby.


         The Company will not receive any proceeds from the sale of the Shares by the Selling Shareholder. However, the conversion of all of the outstanding Notes into Common Stock would result in the cancellation of debt in the aggregate principal amount of $15,000,000.


         The Notes bear interest at the rate of 7% per annum, payable semi-annually. Under specified circumstances, interest payments may, at the election of the Company, be made in shares of Common Stock valued at the lower of the conversion price for the Notes and the then current market price. The Company has issued 40,974 shares in payment of the semi-annual interest payment due September 30, 1998. The Notes may be converted at any time prior to maturity on April 1, 2003, in whole or from time to time in part, into shares of the Company's Common Stock, at the sole discretion of the Selling Shareholder. The initial conversion price is $12.90 per share, subject to adjustment for changes in capitalization and other anti-dilution provisions. As a result of the convertibility of the Notes, at December 1, 1998, the Selling Shareholder was deemed to beneficially own 1,203,764 shares of Common Stock, or 12.2% of the outstanding shares (including shares issuable upon conversion of the Notes).


         The Company may prepay the principal amount of the Notes, in whole or in part, at any time prior to maturity, subject to a prepayment premium of 2.8% of the principal amount if the prepayment occurs between April 1, 2000, and March 31, 2001, and 1.4% if the prepayment occurs between April 1, 2001, and March 31, 2002. If the Company prepays any portion of the Notes on or before March 31, 2000, or as a result of an event of default under the Notes, the Company is required to issue warrants to purchase shares of Common Stock in the same number as the repaid principal amount of Notes was convertible into and with an exercise price equal to the then applicable conversion price. The Notes are also subject to special prepayment provisions (including a 20% prepayment premium) in the event of a change in control or sale of more than 50% of the assets of the Company or if a management change (defined as the cessation of employment of Lyle G. Hubbard, President and Chief Executive Officer, or Richard
C. Dietz, Executive Vice President and Chief Financial Officer, of the Company where a successor reasonably satisfactory to the holders of a majority of the shares of Common Stock issued or issuable upon conversion of the Notes (the "Majority Holders") is not employed by the Company within 60 days of such cessation of employment) has occurred.

         Under the terms of the Note Purchase Agreement pursuant to which the Notes were purchased, the Company may not, without the prior written consent of the Majority Holders, (i) amend the Company's Articles of Incorporation, Bylaws or the Rights Agreement between the Company and First Chicago Trust Company of New York in a manner materially adverse to the Selling Shareholder's rights and preferences under the Note Purchase Agreement and the Notes, (ii) create a new class or series of securities on a par with or senior to the Notes, or (iii) engage in certain significant corporate transactions, including, but not limited to, a merger or sale of the Company or its business, liquidation or dissolution of the Company, certain business acquisitions, and the incurrence of indebtedness or lease obligations in excess of specified thresholds. So long as at least $5,000,000 in principal amount of the Notes remains outstanding and the Selling Shareholder and its affiliates own at least a majority of the principal amount of Notes outstanding, the Company may not declare any dividends or make any distributions with respect to its capital stock or redeem or purchase any of its capital stock without the prior written consent of the Majority Holders. In addition, so long as any Notes remain outstanding, Paul F. Wenner, Lyle G. Hubbard and the Company have agreed to take all reasonably necessary and desirable actions within their control so that an individual designated by the Majority Holders is elected as a director of the Company (a "Designated Director"). If at any time a Designated Director is not a member of the Board of Directors, the Majority Holders have the right to appoint a representative to attend and observe board meetings at the Company's expense.

         The foregoing is a summary of all of the material terms of the Notes and the Note Purchase Agreement. The form of the Notes and the Note Purchase Agreement are included as exhibits to the Registration Statement of which this Prospectus is a part. You are encouraged to review the terms of the Notes and the Note Purchase Agreement in their entirety. Copies of the Notes and the Note Purchase Agreement may be obtained upon request to the Company as described under "Information Incorporated by Reference."

         The Selling Shareholder has had no material relationship with the Company within the past three years, except that (i) Alexander Coleman, who is Vice President of Dresdner Kleinwort Benson North America LLC and an Investment Partner in the Selling Shareholder's general partner, Dresdner Kleinwort Benson Private Equity Managers LLC, has been elected a director of the Company in accordance with the terms of the Note Purchase Agreement and (ii) Dresdner Kleinwort Benson North America LLC, an affiliate of the Selling Shareholder, received a closing fee of $150,000 in connection with the purchase of the Notes.

                              PLAN OF DISTRIBUTION

         The Selling Shareholder may sell the Shares in one or more transactions (which may involve one or more block transactions) on the over-the-counter market on Nasdaq and upon terms then prevailing or at prices related to the then current market price, or in separately negotiated transactions or in a combination of such transactions. The Shares offered hereby may be sold by one or more of the following methods, without limitation: (a) a block trade in which a broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers;
(d) privately negotiated transactions; (e) short sales; and (f) face-to-face transactions between sellers and purchasers without a broker-dealer. The Selling Shareholder may also sell Shares in accordance with Rule 144 under the Securities Act. The Selling Shareholder may be deemed to be an underwriter of the Shares offered hereby within the meaning of the Securities Act.

         The Company has agreed to keep the registration of the Shares offered hereby effective until the date upon which all of the Shares have been sold or until March 31, 2004, whichever is earlier.

         In effecting sales, brokers or dealers engaged by the Selling Shareholder may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from the Selling Shareholder in amounts to be negotiated. All other expenses incurred in connection with this offering will be borne by the Company, including fees of the Selling Shareholder's counsel. Such brokers and dealers and any other participating brokers or dealers may, in connection with such sales, be deemed to be underwriters within the meaning of the Securities Act. Any discounts or commissions received by any such brokers or dealers may be deemed to be underwriting discounts and commissions under the Securities Act.

         The Company has agreed to indemnify certain persons, including the Selling Shareholder, its directors, officers, employees, agents, general and limited partners, and controlling persons, against certain liabilities in connection with the Registration Statement or this Prospectus, including liabilities arising under the Securities Act.

                                  LEGAL MATTERS

         The validity of the issuance of the Shares offered hereby has been passed upon for the Company by Miller, Nash, Wiener, Hager & Carlsen LLP, Portland, Oregon.

                                     EXPERTS

         The financial statements and schedules incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are so incorporated herein in reliance upon the authority of said firm as experts in giving said reports.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The expenses in connection with the issuance and distribution of the securities being registered hereby will be borne by the Company and are estimated to be as follows:


Registration Fee..................................................... $ 4,685
Legal Fees...........................................................  45,000*
Accounting Fees......................................................  25,000*
Printing.............................................................   5,000*
Miscellaneous........................................................     315*
                                                                      -------
         Total....................................................... $80,000*
                                                                      =======
--------------
* Estimated


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         ORS 60.367, a section of the Oregon Business Corporation Act (the "Act"), provides in substance that any director held liable for an unlawful distribution in violation of ORS 60.367 is entitled to contribution from (i) every other director who voted for or assented to the distribution without complying with the applicable statutory standards of conduct and (ii) each shareholder for the amount the shareholder accepted knowing the distribution was made in violation of the Act or the corporation's articles of incorporation.

         Under Sections 60.387 to 60.414 of the Act, a person who is made a party to a proceeding because such person is or was an officer or director of a corporation (an "Indemnitee") shall be indemnified by the corporation (unless the corporation's articles of incorporation provide otherwise) against reasonable expenses incurred by the Indemnitee in connection with the proceeding if the Indemnitee is wholly successful, on the merits or otherwise, or if ordered by a court of competent jurisdiction. In addition, under said sections a corporation is permitted to indemnify an Indemnitee against liability incurred in a proceeding if (i) the Indemnitee's conduct was in good faith and in a manner he or she reasonably believed was in the corporation's best interests or at least not opposed to its best interests, (ii) the Indemnitee had no reasonable cause to believe his or her conduct was unlawful if the proceeding was a criminal proceeding, (iii) the Indemnitee was not adjudged liable to the corporation if the proceeding was by or in the right of the corporation, and
(iv) the Indemnitee was not adjudged liable on the basis that he or she improperly received a personal benefit. Indemnification in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

         The registrant's Restated Articles of Incorporation do not contain any provisions regarding indemnification. Section 10.1 of the registrant's 1995 Restated Bylaws, as amended, provides that the registrant shall indemnify its directors and officers to the fullest extent not prohibited by law, including, but not limited to, the Act.

         The registrant's Restated Articles of Incorporation do provide for the elimination of personal liability of directors to the registrant or its shareholders for monetary damages for conduct as a director to the full extent permitted by the Act. Under Section 60.047 of the Act, a corporation may not eliminate or limit the liability of a director for: (A) any breach of the director's duty of loyalty to the corporation or its shareholders; (B) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (C) any unlawful distribution under Section 60.367 of the Act; or (D) any transaction from which the director derived an improper personal benefit.

         The registrant has entered into an indemnity agreement with one of its current directors, Paul F. Wenner. The agreement provides that the registrant will indemnify the director to the fullest extent permitted by law, including the Act, against any obligation to pay a judgment, settlement, penalty, fine or expenses, including attorneys' fees (any of the foregoing, a "Liability") incurred in connection with any proceeding (as defined), including a claim by or in the right of the registrant; provided that no indemnity shall be paid by the registrant (A) if a final decision by a court having jurisdiction shall determine that such indemnification is unlawful, (B) for any transaction from which the director derived an improper personal benefit, (C) for which payment has actually been made to or on behalf of the director under any insurance policy, (D) in connection with any proceeding initiated by the director, with certain exceptions, or (E) on account of Liability under Section 16(b) of the Securities Exchange Act of 1934 or any similar provision of state statutory law.

         The registrant maintains directors' and officers' liability insurance under which the registrant's directors and officers are insured against loss (as defined) as a result of claims brought against them for their wrongful acts in such capacities.

ITEM 16.  EXHIBITS.

         The exhibits to the Registration Statement required by Item 601 to Regulation S-K are listed in the index to exhibits appearing at page II-6.

ITEM 17.  UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are made, a post-effective amendment to this Registration Statement:

                           (i) To include any prospectus required by Section
                  10(a)(3) of the Securities Act of 1933, unless the information required to be included in such post-effective amendment is contained in a periodic report filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that is incorporated herein by reference;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, unless the information required to be included in such post-effective amendment is contained in a periodic report filed by the registrant pursuant to Section 13 or
                  Section 15(d) of the Exchange Act that is incorporated herein by reference;

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

                  (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on the 3rd day of December, 1998.


                               GARDENBURGER, INC.


                               By:   /s/ Richard C. Dietz
                                     -----------------------------------------
                                     Richard C. Dietz
                                     Executive Vice President, Chief Financial
                                         Officer, Secretary and Treasurer


         Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to Registration Statement has been signed below by the following persons in the capacities and as of the 3rd day of December, 1998.

Signature                                                     Title
---------                                                     -----

PRINCIPAL EXECUTIVE OFFICER:


LYLE G. HUBBARD*              Director, President and Chief Executive Officer



PRINCIPAL FINANCIAL
AND ACCOUNTING OFFICER:


/s/ Richard C. Dietz          Executive Vice President, Chief Financial Officer,
----------------------------  Secretary and Treasurer
Richard C. Dietz

A MAJORITY OF THE BOARD OF
DIRECTORS:


RICHARD L. MAZER*                   Director
MARY O. McWILLIAMS*                 Director
MICHAEL L. RAY*                     Director
E. KAY STEPP*                       Chairman of the Board
PAUL F. WENNER*                     Founder, Chief Creative Officer and Director


*By: /s/ Richard C. Dietz
     --------------------
     Richard C. Dietz
     Attorney-in-Fact

                               GARDENBURGER, INC.

                                 EXHIBIT INDEX

Exhibit No.                Description
-----------                -----------

4.1 Instruments defining the rights of security holders. See Article II, Sections 3, 4, and 5 of Restated Articles of Incorporation, incorporated by reference to the registrant's Form 10-Q Quarterly Report for the quarter ended September 30, 1997, and Article I of the registrant's 1995 Restated Bylaws, as amended April 21, 1998, incorporated by reference to Exhibit 3 to the registrant's Form 10-Q Quarterly Report for the quarter ended March 31, 1998.*

4.2 Rights Agreement between the registrant and First Chicago Trust Company of New York, dated April 25, 1996 ("Rights Agreement"), incorporated by reference to the registrant's Current Report on Form 8-K filed May 8, 1996.*

4.3 Amendment No. 1 dated as of March 26, 1998, to the Rights Agreement, incorporated by reference to Exhibit 10.3 to the registrant's Form 10-Q Quarterly Report for the quarter ended March 31, 1998.*


5         Opinion of Miller, Nash, Wiener, Hager & Carlsen LLP.


10.1 Note Purchase Agreement dated as of March 27, 1998 between the registrant and Dresdner Kleinwort Benson Private Equity Partners LP, incorporated by reference to Exhibit 10.4 to the registrant's Form 10-Q Quarterly Report for the quarter ended March 31, 1998.*

10.2 Gardenburger, Inc., Convertible Senior Subordinated Note dated March 27, 1998, incorporated by reference to Exhibit 10.5 to the registrant's Form 10-Q Quarterly Report for the quarter ended March 31, 1998.*

10.3 Registration Rights Agreement dated as of March 27, 1998 between the registrant and Dresdner Kleinwort Benson Private Equity Partners LP, incorporated by reference to Exhibit 10.6 to the registrant's Form 10-Q Quarterly Report for the quarter ended March 31, 1998.*


23.1      Consent of Arthur Andersen LLP.


23.2      Consent of Miller, Nash, Wiener, Hager & Carlsen LLP (included in
          Exhibit 5).

24        Power of Attorney of certain officers and directors.*

--------------
* Previously filed.